Exhibit 10.20

1700 South Patterson Boulevard

Dayton, Ohio 45479

PERSONAL AND CONFIDENTIAL

August 3, 2007

Michael Koehler

NCR Corporation

Dear Mike:

Upon execution by you, this letter will constitute your agreement (this “Agreement”) with Teradata Corporation (“Teradata” or the “Company”) regarding your service as the President and Chief Executive Officer (“CEO”) of the Company effective the date Teradata separates from NCR Corporation (“Start Date”). The period of your employment with the Company is referred to herein as the “Engagement.” Details of the agreement are as set forth below.

Nature of the Engagement – During the Engagement, you will have the normal duties, responsibilities and authority attendant to the position of President and CEO of the Company, subject to the power of Teradata’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities and authority from time to time, within the duties commensurate with the duties of the President and CEO of a comparable public company. The Company will appoint you to serve as a member of the Board, and you agree to serve as a member of the Board for no additional compensation.

Annual Base Salary – As of the Start Date, you will be paid an annual base salary of $700,000. Your base salary will be reviewed by the Compensation and Human Resource Committee of the Board (the “Compensation Committee”) from time to time for adjustment as appropriate in the judgment of the Compensation Committee. In no case will your base salary be decreased below your base salary in effect at the Start Date. Your base salary will be paid in accordance with the Company’s usual payroll practice, which is currently bi-weekly and one week in arrears.

Incentive Awards – You will be eligible to participate in Teradata Corporation’s Management Incentive Plan for Executive Officers (“MIP”), which provides year-end incentive awards based on the success of Teradata in meeting annual performance objectives. Your targeted incentive opportunity each year under the MIP will be not less than 100% of your annual base salary (the “Target MIP”), and your actual MIP payment can range from 0% if the target objective is not met to a maximum award of 200% of your annual base salary. The actual award payable remains subject to the discretion of the Compensation Committee in accordance with the terms of the MIP, and the award for 2007 will be pro-rated based upon the number of months you are in this position during the year. Awards under the MIP are paid in cash on an annual basis no later than March 15 of the following year.

For the portion of 2007 you were employed by NCR Corporation, you will also be paid a pro-rated annual incentive award under the NCR Management Incentive Plan based on the target percentage, performance measures and results that were in effect during your employment there. Such payment will be made to you by no later than March 15, 2008.

Michael Koehler

NCR Corporation

August 3, 2007

Teradata Equity Grants – Subject to the approval of the Compensation Committee, you will receive a sign-on grant of Teradata equity on or as soon as practicable following the Start Date with a grant date value of $4.5M. The terms of this grant shall be consistent with the form of equity award agreements attached hereto as Exhibits A and B. You will also be eligible for future equity grants at the discretion of the Compensation Committee. Such equity grants will be on terms comparable to equity grants made to other executive officers of the Company. Upon a Change in Control of the Company, your equity awards will be subject to the relevant provisions of the SIP and the Change in Control Plan.

Severance Benefits – In the event of your termination by the Company without Cause (as defined in the Change in Control Plan as of the Start Date) or you resign for Good Reason (as defined in the Change of Control Plan as of the Start Date but subject to the final sentence of this paragraph) prior to a Change in Control of the Company, you will be entitled to receive cash severance payments totaling (x) one and one half (1.5) times your annual base salary and Target MIP (the “Severance Benefit”), payable in equal monthly installments, the number of which will be determined so that you receive the Full Severance Benefit no later than two and one half months after the start of the calendar year following the calendar year during which your termination of employment occurs, and (y) a pro-rated MIP, based on the achievement of applicable performance targets pursuant to the MIP for the year of your termination, and based on the number of days you are employed during the year of the termination of employment, payable when the MIP is otherwise payable by the Company, but in no event later than two and one-half months after the start of the calendar year following the calendar year during which your termination of employment occurs; provided, that you execute a release of claims substantially in the form attached as Exhibit A hereto, with such changes as are necessary or appropriate to account for changes in law or regulation. In addition, during the 18-month period following (i) your termination of employment by the Company other than for “Cause” or (ii) your resignation for “Good Reason” (if you are not otherwise employed during such period and covered under the group medical plan provision to employees of such subsequent employer), the Company agrees, if you so elect, that the Company will continue your (including your dependents) medical benefits under COBRA to the same extent as during your employment, with your COBRA premium paid by the Company. In order to invoke a termination for Good Reason, you must provide written notice to the Company of the existence of one or more of the conditions described in the definition of Good Reason within 60 days following the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, you must terminate employment, if at all, within 30 days following the Cure Period in order to terminate employment for Good Reason.

No Mitigation – You shall not be required to mitigate damages by seeking other employment or otherwise, nor shall any amount provided for under this Agreement be reduced in any respect in the event you secure or not reasonably pursue alternative employment following the termination of your employment with the Company.

Michael Koehler

NCR Corporation

August 3, 2007

Following a Change in Control, you will be entitled to participate in the Company’s Change in Control Severance Plan, as described in the following paragraph.

Change in Control – You will be an eligible participant in Tier I of the Teradata Corporation Change in Control Severance Plan for Executive Officers. Subject to the terms and conditions of that plan, in the event of a qualified termination of employment following a Change-In-Control (as defined in the plan), you will receive a severance benefit of three times your base salary and bonus, as well as all other benefits provided for in that plan. This plan is subject to amendment or termination by Teradata in accordance with the terms of the plan.

Vacation – At Teradata Corporation, you will be eligible for the same number of weeks of paid vacation in 2007 as you were while employed by NCR Corporation. Vacation days used at NCR prior to your Start Date will be deducted from your available 2007 vacation time at Teradata.

Health and Welfare Benefits – Effective upon your Start Date and for the remainder of 2007, you will continue to be eligible to receive health care coverage, dental care coverage, short-term and long-term disability coverage, life insurance coverage, and accidental death and dismemberment insurance coverage on substantially similar terms and at the same cost to you as you did while employed by NCR Corporation. You will have the opportunity to change your benefit elections for 2008 through Teradata’s flexible benefits program during open enrollment in late 2007.

Additionally, you will be eligible to participate in the Teradata Savings Plan (401(k)) and all other programs generally available to U.S. employees, and/or to executive officers, of Teradata. Information about each program will be provided in future communications.

Non-Competition – By signing this Agreement, you agree that during your employment with Teradata and for a twelve (12) month period after termination of employment for any reason (the “Restricted Period”), you will not yourself or through others, without the prior written consent of the Teradata Board of Directors, (1) render services directly or indirectly to any “Competing Organization” (as defined in this paragraph) involving the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service upon which you worked or in which you participated during the last two (2) years of your Teradata employment; (2) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata, its subsidiaries or affiliates to terminate his or her employment with or otherwise cease his or her relationship with Teradata, its subsidiaries or affiliates; or (3) solicit the business of any firm or company with which you worked during the last two (2) years of your Teradata employment, including customers of Teradata. For purposes of this Agreement, “Competing Organization” means any organization listed on Attachment A, as reasonably amended from time to time by the Compensation Committee, in consultation with you, as well as any subsidiaries of such companies that become stand-alone companies as a result of a spin-off, IPO or similar restructuring transaction after the date of the last update to Attachment A. The list of Competing

Michael Koehler

NCR Corporation

August 3, 2007

Organizations on Attachment A hereto may be amended from time to time by the Compensation Committee by written notice to you, provided that (i) any companies shall be from among those entities treated as “Competing Organizations” on the annual list prepared jointly by you and the Compensation Committee pursuant to the Company’s policies, and (ii) the list of Competing Organizations shall not be changed in contemplation of your accepting an offer to join any company.

Confidentiality and Non-Disclosure – You agree that during the term of your employment with Teradata and thereafter, you will not, except as you deem necessary in good faith to perform your duties hereunder for the benefit of Teradata or as required by applicable law, disclose to others or use, whether directly or indirectly, any “Confidential Information” regarding Teradata. “Confidential Information” shall mean information about Teradata, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by Teradata, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records); (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) information regarding the skills and compensation of other employees of Teradata, its subsidiaries and affiliates; and (iv) the documents containing such Confidential Information; provided, however, that any provision in any grant or agreement that limits disclosure shall not apply to the extent such information is publicly filed with the Securities and Exchange Commission (the “SEC”). You acknowledge that such Confidential Information is specialized, unique in nature and of great value to Teradata, and that such information gives Teradata a competitive advantage. Upon the termination of your employment for any reason whatsoever, you shall promptly deliver to Teradata all documents, slides, computer tapes, disks and other media (and all copies thereof) containing any Confidential Information.

Breach of Restrictive Covenants – You acknowledge and agree that the time, territory and scope of the post-employment restrictive covenants in this Agreement (the non-competition, non-solicitation, non-hire, confidentiality and non-disclosure covenants are hereby collectively referred to as the “Restrictive Covenants”) are reasonable and necessary for the protection of Teradata’s legitimate business interests, and you agree not to challenge the reasonableness of such restrictions. You acknowledge that you have had a full and fair opportunity to be represented by counsel in this matter and to consider these restrictions prior to your execution of this Agreement. You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, equity awards and benefits under this Agreement, and all other consideration provided to you under this Agreement. You further acknowledge and agree that if you breach the Restrictive Covenants, Teradata will sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Restrictive Covenants, Teradata may, in addition to its other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

Michael Koehler

NCR Corporation

August 3, 2007

Arbitration – Any controversy or claim related in any way to this letter or your employment with Teradata (including, but not limited to, any claim of fraud or misrepresentation or any claim with regard to your participation in a Change In Control Severance Plan, if applicable), shall be resolved by arbitration on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects of this Agreement shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that if you are the prevailing party, you shall be entitled to reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

The Company agrees to cooperate with you to amend this Agreement to the extent you deem necessary to avoid imposition of any additional tax under Section 409A of the Internal Revenue Code (and any Department of Treasury regulations promulgated thereunder), but only to the extent such amendment would not have a more than de minimis adverse effect on the Company.

Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

This Agreement reflects the entire agreement regarding the terms and conditions of your employment with Teradata. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject, including all prior agreements on compensation or bonuses (it being understood that this agreement will not supersede but will be in addition to any restrictive covenants to which you may otherwise be subject). This Agreement is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term. The employment relationship at Teradata is by mutual consent (employment-at-will), and the Board or you may discontinue your employment with or without cause at any time and for any reason or no reason.

Mike, if you will please countersign a copy of this letter agreement, it will constitute the terms of your service as President and CEO of the Company upon the terms and conditions described above.

Michael Koehler

NCR Corporation

August 3, 2007

Sincerely, /s/ Linda Fayne Levinson
Linda Fayne Levinson Chair, NCR Compensation and Human Resource Committee
/s/ Michael Koehler	August 6, 2007
Agreed and Accepted Michael Koehler	Date